EXHIBIT 22.1

          The following corporations are either direct or indirect, wholly-owned subsidiaries of the Company:

         Subsidiary                                    Incorporation

         Automated Wagering International, Inc.        Delaware
         Automatic Music Service of Billings, Inc.     Montana
         Automation First, Inc.                        Montana
         Nuevo Sol Turf Club, Inc., dba Sunland Park   New Mexico
         Raven's D&R Music, Inc.                       Montana
         United Tote Canada, Inc.                      Canada
         United Tote Company                           Montana
         United Wagering Systems, Inc.                 Delaware
         VLC, Inc.                                     Montana
         VLC of Nevada, Inc.                           Nevada
         VLT Company, Inc.                             Foreign Sales Corporation